Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-133956
FINAL PRICING TERMS OF THE REPUBLIC OF TURKEY 7.5% NOTES DUE JULY 14, 2017 (RE-OPENING)

ISSUER:	The Republic of Turkey

SECURITIES:	7.5% Notes due July 14, 2017 (re-opening)

PRICING DATE:	July 24, 2009

ISSUE FORMAT:	Global (SEC Registered)

EXPECTED RATINGS:	Ba3 (stable)/BB- (stable)/ BB- (negative)

OUTSTANDING ISSUE SIZE:	USD 1,000,000,000 (Pre-reopening)

RE-OPENING AMOUNT OFFERED:	USD 1,250,000,000

PRICE TO PUBLIC:	105.180% (exclusive of accrued interest of 0.354% from July 14, 2009)

TOTAL FEES:	USD 1,250,000 (0.10%)

PROCEEDS TO ISSUER:	USD 1,313,500,000.00, plus accrued interest of USD $4,427,083.33 from July 14, 2009

YIELD TO MATURITY:	6.65% per annum

SPREAD TO US TREASURY:	297.6 bps

BENCHMARK US TREASURY:	UST 3.125% due May 15, 2019

INTEREST PAYMENT DATES:	January 14th and July 14th

EXPECTED LISTING:	Luxembourg Stock Exchange

CUSIP/ISIN:	900123 BE9/US900123BE97

LEAD-MANAGERS/BOOKRUNNERS:	Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman Sachs International

SETTLEMENT:	Expected July 31, 2009, through the book-entry facilities of The Depository Trust Company
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that

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The prospectus link is:
http://idea.sec.gov/Archives/edgar/data/869687/000095012309025251/y78253e424b5.htm
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